Exhibit 10.8
2015 Performance Share Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2014 Stock Incentive Plan (the “Plan”)

Purpose
To provide incentives to (i) support the execution of Brunswick Corporation’s business strategies and (ii) more closely align the interests of the award recipient with those of Brunswick Corporation’s stockholders.

Grant Date	February 11, 2015
Performance Shares
Shares of Brunswick Corporation common stock (“Common Stock”) where the number of shares of Common Stock delivered is based on attainment of Performance Criteria set forth herein. Shares of Common Stock subject to this Grant shall be referred to herein as “Performance Shares.”

Target Award	[_______] Performance Shares is the target against which Performance Criteria shall apply.
Performance Period	For purposes of these Terms and Conditions, “Performance Period” shall mean the three-year performance period commencing January 1, 2015, and ending December 31, 2017.
Performance Criteria
•    CFROI: 75% of the Performance Shares shall be earned based on the three-year average of Brunswick Corporation’s annual CFROI, as defined in Appendix A attached hereto, with payout between 0% and 200% of such percentage of the target number of Performance Shares, based solely on CFROI performance over the Performance Period, as set forth in Appendix A attached hereto.
•    Operating Margin: 25% of the Performance Shares shall be earned based on the three-year average of Brunswick Corporation’s annual Operating Margin, as defined in Appendix A attached hereto, with payout between 0% and 200% of such percentage of the target number of Performance Shares, based solely on Operating Margin performance over the Performance Period, as set forth in Appendix A attached hereto.
•    TSR Modifier: Performance Shares calculated based on CFROI and Operating Margin performance (the “CFROI/OM Earned Award”) shall be subject to a +/- 20% modifier for Brunswick Corporation’s TSR Performance against TSR Comparator Group.
o    If Brunswick Corporation’s TSR Performance is equal to or below the 25th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period, then the CFROI/OM Earned Award shall be reduced by 20%.
o    If Brunswick Corporation’s TSR Performance is equal to or greater than the 75th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period, then the CFROI/OM Earned Award shall be increased by 20%; provided that in no event shall the number of Performance Shares that become payable exceed 200% of the target number of Performance Shares.
o    The CFROI/OM Earned Award shall not be modified for Brunswick Corporation’s TSR Performance between the 25th and 75th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period.
o    See Appendix A attached hereto for the definitions of “TSR Performance” and “TSR Comparator Group.”
•    Notwithstanding the level of performance achieved, the number of shares of Common Stock delivered pursuant to the “Timing of Distribution” discussed below shall not exceed the number of shares having a Fair Market Value, as of the date of distribution, equal to 400% of the target dollar value of the award as of the grant date, as set forth in the award notice given to the Grantee in connection with the award.

Termination of employment
•    Forfeiture of Performance Shares in the event employment terminates prior to the end of the Performance Period, except if the Grantee terminates due to death or permanent disability (as defined below) or the Grantee’s age and years of service equals 70 (the “Rule of 70”) or more or age is 62 or more.
•    In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties)) on or after the first anniversary of the beginning of the Performance Period (i) due to death or permanent disability (as defined below) or (ii) on or after the date on which age plus years of service equal 70 or more or age is 62 or more, the Grantee or his or her estate or personal representative shall receive the award, calculated as if the Grantee had remained employed throughout the entire Performance Period and based on actual CFROI, Operating Margin and TSR Performance. The Performance Shares shall be distributed to the Grantee in accordance with the terms of this award under “Timing of Distribution.”
•    In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties)) prior to the first anniversary of the beginning of the Performance Period (i) due to death or permanent disability (as defined below) or (ii) on or after the date on which age plus years of service equal 70 or more or age is 62 or more, a pro-rata portion of the award will be distributed to the Grantee or his or her estate or personal representative in accordance with the terms of this award under “Timing of Distribution.” For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of Performance Shares that would otherwise be paid out at the end of the Performance Period based on actual CFROI, Operating Margin and TSR Performance and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Performance Period through the date of termination of the Grantee’s employment, and the denominator of which is 365. All remaining Performance Shares shall be forfeited. Fractional shares shall be rounded down to the nearest whole share.

Change in Control
•    On a Change in Control (as defined in the Plan) prior to the end of the Performance Period, a pro-rata portion of the award shall vest and the remainder of the award shall be forfeited. For purposes of the foregoing sentence, a “pro-rata portion” shall mean the product of (x) the number of Performance Shares equal to 100% of the target award and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Performance Period through the Change in Control (not to exceed the number of days in the Performance Period), and the denominator of which is the number of days in the Performance Period.
•    Any vested Performance Shares shall be delivered to the Grantee within thirty (30) days of such Change in Control.

Timing of Distribution
Except as otherwise provided for herein, shares of Common Stock shall be delivered to the Grantee in settlement of the award within 60 days after the end of the Performance Period, subject to certification in writing of the Company’s attainment of the Performance Criteria.

Tax Withholding	Tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be paid via share reduction upon distribution.
Form of Distribution	Shares will be deposited to your brokerage account on record with Shareholder Services.

Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

2015 Performance Share Grant
Appendix A – Performance Criteria

Annual Cash Flow Return on Investment (CFROI): Applicable to 75% of Performance Shares

CFROI defined as Free Cash Flow divided by Operating Capital Employed.

Free Cash Flow is consistent with the external reporting definition.

Operating Capital Employed defined as total assets less current liabilities excluding cash, debt and tax balances. Operating Capital Employed will be calculated on a two point basis.

Free Cash Flow and Operating Capital Employed will be adjusted for the following variances from plan:
•    Acquisition/sale of “strategic” assets;
•    Impact of pension cash contributions, restructuring activities and tax payments or refunds;
•    Impact of change in tax law (e.g., extension of R&D tax credit); and
•    Impact of change in accounting standards.
	Payout as a % of Target (1)	2015 Goal
Threshold	0%	17.40%
Target	100%	25.00%
Maximum	200%	32.60%

Annual Operating Margin: Applicable to 25%
of Performance Shares

Operating Margin defined as Operating Earnings (ex. items) divided by Sales.

Operating Earnings (on an ex. items basis) and Sales are consistent with reporting definitions.

Operating Earnings (on an ex. items basis) and Sales will be adjusted for the following variances from plan:
•    Acquisition/sale of “strategic” assets; and
•    Impact of change in accounting standards.
	Payout as a % of Target (1)	2015 Goal
Threshold	0%	5.40%
Target	100%	10.40%
Maximum	200%	15.40%

(1) If performance is between the threshold and maximum levels set forth above, then the payout as a percentage of target shall be interpolated appropriately. No payout below threshold.

The following definitions shall apply for purpose of applying the TSR modifier:

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 20 business days immediately preceding the date for which the Average Stock Price is being determined.

“TSR Comparator Group” means the “Leisure Products” sub-industry group within the Global Industry Classification Standard Consumer Durables and Apparel Global Industry Group. For purposes of determining TSR Performance with respect to the Performance Period, the companies included in the Leisure Products sub-industry group shall be determined at the beginning of the Performance Period, excluding those entities that are bankrupt, listed on the pink sheets or not listed at all. Should a company within the TSR Comparator Group become bankrupt after the start of the Performance Period, they shall be assigned a TSR of -100%. Companies emerging from bankruptcy shall not be tracked for purposes of the current Performance Period. If two companies within the TSR Comparator Group merge, only the surviving entity shall be counted. Should a company within the TSR Comparator Group merge with a company outside of the TSR Comparator Group, then that entity shall be excluded from the final calculation.

“TSR Performance” means a company’s cumulative total shareholder return as measured by dividing (A) the sum of (i) the cumulative amount of dividends for the Performance Period, assuming dividend reinvestment, and (ii) the increase or decrease in the Average Stock Price from the first day of the Performance Period to the last day of the Performance Period, by (B) the Average Stock Price determined as of the first day of the Performance Period.

* * * * *

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

Questions and instructions to exercise should be directed to:        Lesley Harling, Shareholder Services
Brunswick Corporation
1 N. Field Court
Lake Forest, Illinois 60045-4811
847-735-4294
lesley.harling@brunswick.com